Exhibit 99.1

For Immediate Release:

Contact:

Salisbury Bank and Trust Company

Richard J. Cantele, Jr.

President and Chief Executive Officer

860-435-9801

Salisbury Bank and Trust Company Agrees to Buy the Fishkill, New York Branch of Orange Bank & Trust Company for its Riverside Division

Lakeville, CT, December 13, 2017 - Salisbury Bank and Trust Company, the wholly owned bank subsidiary of Salisbury Bancorp, Inc. (NASDAQ: SAL) announced that it has executed a definitive agreement to acquire the Fishkill, New York branch of Orange Bank & Trust Company, the wholly owned bank subsidiary of Orange County Bancorp, Inc. (OTC: OCBI) and assume approximately $23 million in deposits and purchase approximately $8 million in branch related loans.

Richard J. Cantele, Jr., Salisbury Bank and Trust Company’s President and Chief Executive Officer said, “The purchase of this branch is a strategic opportunity, which will enable our Riverside Division to consolidate our existing Fishkill office with this new office and will allow us to reach prospective customers and better serve our existing customers in Dutchess County, New York, with greater convenience in an improved location. This Fishkill branch will expand our capabilities to deliver financial products and services, including trust and wealth advisory services, to the people and businesses of Dutchess County and nearby communities.”

“The changes are in line with our planned 2018 initiatives and position us for future growth,” said Michael Gilfeather, Orange Bank & Trust Company’s CEO. “While it was a difficult decision to leave the Fishkill area, having just one Dutchess location did not allow us to leverage our capabilities in a way that makes long-term sense. Our recent success in Westchester and Rockland counties, coupled with our solid presence in Orange County will drive future growth so we remain a leading community bank.”

Mr. Cantele further commented, “Salisbury Bank and Trust Company will work closely with Orange Bank & Trust Company to ensure a smooth transition, which we expect to be seamless for customers.”

The transaction is subject to approval by regulatory authorities and is expected to be completed during the second quarter of 2018.

FIG Partners, LLC served as financial advisers and Cranmore, FitzGerald & Meaney served as legal counsel to Salisbury Bank and Trust Company. Luse Gorman, PC served as legal counsel to Orange Bank & Trust Company.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury, and Sharon, Connecticut; Great Barrington, Sheffield, and South Egremont, Massachusetts; and Dover Plains, Fishkill, Millerton, New Paltz, Newburgh, Poughkeepsie, and Red Oaks Mill, New York. Salisbury Bank and Trust Company offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.